Release Date:	July 31, 2026
IMMEDIATE

Moog Inc. Announces Cash Dividend

East Aurora, NY – The Board of Directors of Moog Inc. (NYSE: MOG.A and MOG.B) declared a quarterly dividend of $0.30 per share on the Company’s issued and outstanding shares of Class A and Class B common stock. The dividend will be paid on August 25, 2026, to all shareholders of record as of the close of business on August 14, 2026.

The dividend represents a net use of cash of approximately $10 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog is a worldwide designer, manufacturer, and systems integrator of high-performance precision motion and fluid controls and control systems. Moog’s high-performance systems control military and commercial aircraft, satellites, and space vehicles, launch vehicles, defense systems, missiles, automated industrial machinery, marine, and medical equipment. Additional information about the Company can be found at www.moog.com.

Contact:
Aaron Astrachan
Director, Investor Relations
716.687.4225

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